EXHIBIT 99.1


On July 16, 2001, the Registrant issued the following press release:


            "PYR ENERGY REPORTS FIRST PROFIT IN FISCAL THIRD QUARTER

 REFLECTS OVER $1 MILLION IN NET OIL AND GAS REVENUES FOR THE FIRST 115 DAYS OF
                 PRODUCTION FROM THE ELH #1 WELL IN CALIFORNIA

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that for the first time in its history, the Company is reporting a profit for both the quarter and the year to date. The profitability results from oil and gas net operating revenues from the Company's non-operated ELH #1 well, located in the San Joaquin Basin of California. For the quarter and nine months ended May 31, 2001, respectively, the Company reported net income of $459,201 or 2 cents per share, and $266,820, or 1 cent per share. This compares to a net loss of ($186,331) or (1.2) cents per share and a net loss of ($700,485) or (4.5) cents per share for the corresponding prior quarter and nine months ended May 31, 2000.

     PYR's allocable production for the third quarter ended May 31, 2001 was 57,376 mcf of natural gas and 3,166 barrels of hydrocarbon liquids with an average price of $12.86 per mcf for natural gas and $26.84 per barrel for the hydrocarbon liquids. None of the Company's oil and gas properties was producing during the prior quarter or nine months ended May 31, 2000. PYR owns a 12.1193% non-operated working interest in the East Lost Hills area of mutual interest.

     During the quarter ended May 31, 2001, the Company received net proceeds of approximately $11.45 million from a public offering of 1,450,000 shares of common stock.

     At May 31, 2001 the Company had working capital of $12,194,821, cash of $12,560,144, total assets of $34,699,511, current liabilities of $1,507,209, no long term liabilities, total stockholders' equity of $33,192,302, and 23,661,357 common shares outstanding.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."